ADVENTRX PHARMACEUTICALS REPORTS SECOND QUARTER 2008
FINANCIAL RESULTS AND BUSINESS UPDATE

Conference call scheduled for August 12, 2008 at 1:30 p.m. (Pacific Time); simultaneous webcast at www.adventrx.com

SAN DIEGO – August 11, 2008 – ADVENTRX Pharmaceuticals, Inc. (Amex: ANX), a biopharmaceutical company focused on in-licensing, developing and commercializing proprietary product candidates primarily for the treatment of cancer and infectious disease, today reported financial results for the three-month and six-month periods ended June 30, 2008.

“During the second quarter of this year, we continued to make advances with respect to the on-going development and our commercialization plans for both ANX-530 (vinorelbine emulsion) as well as ANX-514 (docetaxel emulsion),” stated Evan M. Levine, Chief Executive Officer and President of ADVENTRX. “We continued to make progress with regard to the preparation of our NDA submission for ANX-530 as well as conducting our registrational bioequivalence clinical study of ANX-514. Furthermore, we made a considerable investment of capital this quarter in order to initiate large scale manufacturing to prepare for the commercial launch of both ANX-530 and ANX-514. This is a significant endeavor that will help enable us to successfully launch these product candidates if they are approved. As well, we announced response rate data from 2 separate studies of CoFactor®, our third oncology product candidate. We continue to evaluate CoFactor and expect to provide further updates with respect to the program as we gather additional data.”

Three-Month Period Ended June 30, 2008 Operating Results

ADVENTRX’s net loss was $6.4 million, or $0.07 per share, for the three-month period ended June 30, 2008, compared to a net loss of $5.7 million, or $0.06 per share, for the same period in 2007. Included in the net loss for the three-month period ended June 30, 2008 were non-cash, share-based compensation expenses amounting to $0.4 million, compared to $0.6 million for the same period in 2007.

In May 2008, the Company settled its dispute with Theragenex. In consideration of and conditioned upon Theragenex paying the Company $0.6 million, the parties agreed to jointly move to dismiss the underlying arbitration action, and in connection with dismissing the arbitration, agreed to release each other from any and all claims related to their past relationship, including Theragenex’s rights under their prior agreement. For the three-month period ended June 30, 2008, the Company recognized $0.5 million in licensing revenue, which represents a portion of the $0.6 million Theragenex settlement payment. The additional $0.1 million was recognized as other income.

Research and development, or R&D, expenses increased by $0.3 million, or 6%, to $4.5 million for the three-month period ended June 30, 2008, from $4.2 million for the same period a year ago. The increase was primarily due to a $1.3 million increase in expenses related to external research-related manufacturing and regulatory and quality assurance activities related to ANX-530 and ANX-514, offset by a $0.8 million decrease in external clinical trial expenses related to ANX-530 and ANX-510, or CoFactor, a decrease of $0.1 million personnel and related costs and a $0.1 million decrease in share-based compensation expense. R&D expenses for the three-month period ended June 30, 2008 included non-cash, share-based compensation expense amounting to $0.1 million, compared to $0.2 million for the same period a year ago.

Selling, general and administrative, or SG&A, expenses increased by $0.6 million, or 31%, to $2.6 million for the three-month period ended June 30, 2008, from $2.0 million for the same period a year ago. The increase was primarily due to a $0.2 million severance expense related to the departure of our former chief financial officer in April 2008, as well as an increase of $0.4 million in consulting expenses for tax services, market research for ANX-530 and legal expenses related to the Theragenex settlement. SG&A expenses for the three-month period ended June 30, 2008 included non-cash, share-based compensation expenses amounting to $0.2 million, compared to $0.3 million for the same period a year ago.

Interest and other income amounted to $0.3 million for the three-month period ended June 30, 2008, compared to $0.6 million for the same period a year ago.

Six-Month Period Ended June 30, 2008 Operating Results

ADVENTRX’s net loss was $12.4 million, or $0.14 per share, for the six-month period ended June 30, 2008, compared to a net loss of $10.8 million, or $0.12 per share, for the same period in 2007. Included in the net loss for the six-month period ended June 30, 2008 were non-cash, share-based compensation expenses amounting to $1.0 million, compared to $1.2 million for the same period in 2007.

For the six-month period ended June 30, 2008, we recognized $0.5 million in licensing revenue, which represents a portion of the $0.6 million Theragenex settlement payment. The additional $0.1 million was recognized as other income. For the six-month period ended June 30, 2007, we recognized $0.5 million in licensing revenue under our license agreement with Theragenex. Since January 2007, we have received $1.1 million from Theragenex.

R&D expenses increased by $0.7 million, or 9%, to $8.3 million for the six-month period ended June 30, 2008, from $7.6 million for the same period a year ago. The increase was primarily due to a $1.8 million increase in expenses related to external research-related manufacturing and regulatory and quality assurance activities related to ANX-530 and ANX-514 and an increase of $0.2 million in personnel and related costs, offset by a $1.3 million decrease in external clinical trial expenses related to ANX-530 and CoFactor and a $58,000 decrease in share-based compensation expense. R&D expenses for the six-month period ended June 30, 2008 included non-cash, share-based compensation expense amounting to $0.4 million, compared to $0.5 million for the same period a year ago.

SG&A expenses increased by $0.2 million, or 4%, to $5.0 million for the six-month period ended June 30, 2008, from $4.8 million for the same period a year ago. The increase was primarily due to a $0.2 million severance expense related to the departure of our former chief financial officer in April 2008. SG&A expenses for the six-month period ended June 30, 2008 included non-cash, share-based compensation expenses amounting to $0.5 million, compared to $0.7 million for the same period a year ago.

Interest and other income amounted to $0.6 million for the six-month period ended June 30, 2008, compared to $1.2 million for the same period a year ago.

Balance Sheet Highlights

As of June 30, 2008, the Company had cash, cash equivalents and short-term investments in securities totaling $22.1 million. Stockholders’ equity amounted to $19.7 million as of June 30, 2008.

Conference Call and Webcast

ADVENTRX management will host a conference call with simultaneous webcast to discuss second quarter results, provide a corporate update and take investors’ questions tomorrow at 1:30 p.m. Pacific/ 4:30 p.m. Eastern Time. Evan M. Levine, Chief Executive Officer and President, and Mark N.K. Bagnall, Chief Financial Officer and Executive Vice President, are scheduled to lead the call and will be joined by other members of the Company’s senior management. The conference call may be accessed by dialing (888) 215-7027 for domestic callers and (913) 312-0654 for international callers. The webcast will be available live via the Internet by accessing ADVENTRX’s website at www.adventrx.com under “Investors”. Replays of the webcast will be available on ADVENTRX’s website for 30 days and a phone replay will be available through September 12, 2008 by dialing (888) 203-1112 and entering the pass code 8240633.

About ADVENTRX Pharmaceuticals

ADVENTRX Pharmaceuticals is a biopharmaceutical company focused on in-licensing, developing and commercializing proprietary product candidates primarily for the treatment of cancer and infectious disease. The Company seeks to improve the performance and commercial potential of existing treatments by addressing problems associated with these treatment regimens. More information can be found on the Company’s website at www.adventrx.com.

Forward Looking Statements

ADVENTRX cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that involve risks and assumptions that, if they materialize or do not prove to be accurate, could cause ADVENTRX’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: the risk that ADVENTRX will be unable to raise sufficient capital to support its operations, including the projects necessary to meet its anticipated or stated goals and milestones; the risk that preclinical results are not indicative of the success of subsequent clinical trials and the results of pending clinical trials; the potential for ADVENTRX’s product candidates to receive regulatory approval for one or more indications on a timely basis or at all, and the uncertain process of seeking regulatory approval; other difficulties or delays in developing, testing, manufacturing, obtaining regulatory approval for and marketing ADVENTRX’s product candidates; the potential for regulatory authorities to require additional preclinical work or other clinical requirements to support regulatory filings; the market potential for ADVENTRX’s product candidates and ADVENTRX’s ability to compete in those markets; the scope and validity of patent protection for ADVENTRX’s product candidates; patent and non-patent exclusivity covering Navelbine® and Taxotere®; and other risks and uncertainties more fully described in ADVENTRX’s press releases and periodic filings with the Securities and Exchange Commission. ADVENTRX’s public filings with the Securities and Exchange Commission are available at www.sec.gov.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date when made. ADVENTRX does not intend to update any forward-looking statement as set forth in this press release to reflect events or circumstances arising after the date on which it was made.

Investor Contact:
ADVENTRX Pharmaceuticals
Ioana C. Hone
858-552-0866

[Tables to Follow]

	ADVENTRX Pharmaceuticals, Inc. and Subsidiaries
	(A Development Stage Enterprise)
	Summary Condensed Consolidated Financial Information
	(In 000s except for per share data)
Consolidated Statement of Operations
Data:
	Three months ended		Six months ended
	June 30,		June 30,

	2008	2007	2008	2007

	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$500	$—	$500	$500
Operating expenses:
Research and development	4,511	4,240	8,332	7,624
Selling, general and administrative	2,636	2,006	5,001	4,816
Depreciation and amortization	44	53	91	105

Total operating expenses	7,191	6,299	13,424	12,545

Loss from operations	(6,691)	(6,299)	(12,924)	(12,045)
Interest income	266	576	565	1,198
Loss before income taxes	(6,425)	(5,723)	(12,359)	(10,847)
Provision for income taxes	—	—	—	—

Net loss	$(6,425)	$(5,723)	$(12,359)	$(10,847)

Net loss per share – basic and diluted	$(0.07)	$(0.06)	$(0.14)	$(0.12)

Weighted average shares – basic and diluted	90,253	89,707	90,253	89,692

Balance Sheet Data:
	June 30, 2008	December 31, 2007

	(unaudited)	(audited)
Total cash, cash equivalents and investments in securities	$22,070	$33,463
Net working capital	19,314	30,658
Total assets	23,158	34,542
Total liabilities	3,492	3,507
Stockholders’ equity	19,666	31,035